Exhibit 99.1

News Release

For More Information Contact

FOR IMMEDIATE RELEASE

Darrell Lee, CFO/VP

March 5, 2009	763-493-6370 / www.mocon.com

MOCON Announces Record Annual Sales and Earnings for 2008

MINNEAPOLIS, MN, March 5, 2009 – MOCON, Inc. (NasdaqGM:MOCO) today reported its operating results for the fourth quarter and year ended December 31, 2008.

Net sales for the fourth quarter 2008 were $7,425,000, an increase of 5 percent compared to $7,042,000 for the fourth quarter 2007.  Net income was $1,040,000 for the fourth quarter 2008, a 4 percent decrease compared to $1,085,000 in the fourth quarter 2007.  Diluted net income per share was $0.19 in the fourth quarters of both 2008 and 2007.  Net sales for the year 2008 were $29,696,000, an increase of 8 percent compared to $27,396,000 for the year ended December 31, 2007.  Net income and diluted net income per share were $4,059,000 and $0.72, respectively, for the year ended December 31, 2008, both 7 percent increases compared to $3,805,000 and $0.67 for the same period in 2007.

The increase in sales for the fourth quarter 2008 compared to the fourth quarter 2007 was primarily the result of increased sales of our gas and analyzer products, partially offset by decreased sales of our packaging products.  Geographically, our total international sales increased 11 percent in the current quarter which more than offset a slight decline in domestic sales.

The decrease in net income for the fourth quarter 2008 compared to the fourth quarter 2007 was primarily due to lower gross profit margins related to sales mix and higher selling, general and administrative expenses. Our selling, general and administrative expenses increased 16 percent in the current quarter compared to the prior year due to increased personnel costs, travel and marketing expenses.

“We are very pleased to announce a strong fourth quarter for the Company and record sales and earnings for the year 2008.  In this uncertain economic climate, we will continue to closely monitor our sales order activity and make appropriate adjustments as may be necessary to mitigate the effect of a downturn in sales.  We continue to have a strong balance sheet and have paid dividends for 82 consecutive quarters,” commented Robert L. Demorest, MOCON President and CEO.

MOCON is a leading provider of detectors, instruments, systems and consulting services to research laboratories, production facilities, and quality control and safety departments in the medical, pharmaceutical, food and beverage, packaging, environmental, oil and gas and other industries worldwide.  See www.mocon.com for more information.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include statements that can be identified by words such as “will,” “may,” “expect,” “believe,” “anticipate,” “estimate,” “continue,” or other similar expressions.  All forward-looking statements speak only as of the date of this press release.  MOCON undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  In addition to the risks and uncertainties of ordinary business operations and conditions in the general economy and the markets in which the Company competes, there are important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements made in this press release.  These factors include, but are not limited to, competition and technological change, worldwide economic and political stability, setbacks in product development programs, order cancellations, slower-than-anticipated customer acceptance of new products, dependence on certain key industries, risk associated with the Company’s acquisition strategy and international operations, and other  factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and other documents MOCON files with or furnishes to the Securities and Exchange Commission.

MOCON’s shares are traded on the Nasdaq Global Market System under the symbol MOCO.

MOCON is a registered trademark of MOCON, Inc.; other trademarks are those of their respective holders.

MOCON, INC.

SUMMARY CONSOLIDATED FINANCIAL DATA

(in Thousands, Except Per Share Data)

INCOME STATEMENT DATA: (unaudited)

	Quarters Ended December 31,		Years Ended December 31,
	2008	2007	2008	2007
Sales
Products	$7,006	$6,649	$28,017	$25,659
Consulting services	419	393	1,679	1,737
Total sales	7,425	7,042	29,696	27,396

Cost of sales
Products	2,880	2,476	11,136	10,399
Consulting services	235	244	979	985
Total cost of sales	3,115	2,720	12,115	11,384

Gross profit	4,310	4,322	17,581	16,012

Selling, general and administrative expenses	2,560	2,199	10,170	8,644
Research and development expenses	490	591	1,951	2,030
Operating income	1,260	1,532	5,460	5,338

Other income	166	166	589	580
Income before income taxes	1,426	1,698	6,049	5,918

Income taxes	386	613	1,990	2,113

NET INCOME	$1,040	$1,085	$4,059	$3,805

Net income per common share:
Basic	$0.19	$0.20	$0.73	$0.69
Diluted	$0.19	$0.19	$0.72	$0.67

Weighted average shares outstanding:
Basic	5,598	5,526	5,566	5,501
Diluted	5,598	5,680	5,649	5,683

BALANCE SHEET DATA:

	December 31, 2008	December 31, 2007
	(unaudited)	(audited)
Assets:
Cash and marketable securities	$11,641	$12,236
Accounts receivable, net	4,676	4,478
Inventories	4,732	3,965
Other current assets	1,213	627
Total current assets	22,262	21,306
Marketable securities, noncurrent	4,468	2,789
Property, plant and equipment, net	1,826	1,583
Other assets, net	4,303	3,995

Total assets	$32,859	$29,673

Liabilities and Stockholders’ Equity:
Total current liabilities	$4,370	$3,949
Total noncurrent liabilities	271	339
Stockholders’ equity	28,218	25,385

Total liabilities and stockholders’ equity	$32,859	$29,673